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International General Insurance Holdings, Ltd.

Warrant Management Follow-Up

June 2023

BofA SECURITIES

IGI

Notice to Recipient
Confidential

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Warrant Exchange – Transaction & Timing Rationale

Transaction Rationale	**Accretion**	• Transaction is accretive compared to managing warrants later if / when stock price increases
	Liquidity Benefit	• Issuance of common shares to marketplace increases float and daily trading volume of shares
	SPAC Overhang	• Warrants contribute to negative perception associated with many deSPAC companies & will create artificial cap on stock at strike and redemption levels
	Accounting / Valuation Noise	• Warrants represent marked-to-market derivative liabilities, with non-cash changes in fair value realized in net income / EPS
	Simplification of Capital Structure	• Warrants pose a valuation nuance to analysts modeling the company, often improperly modeled
Why Now?	**Accelerates Future Market Access**	• Delays in warrant management may create delays in access to public equity markets for follow-on capital and/or secondary monetizations
	Favorable Share Price	• Warrant management is less dilutive at lower share prices – common stock appreciation will result in more dilutive / expensive warrant outcome
	Known Holder List	• Successful transaction relies on known warrant holders, currently well disclosed and concentrated as of 3/31 13F • Warrant holders overlap with holders of common – will result in less delta hedging and selling of share consideration under exchange offer
	Financial Reporting	• Preparation, wall-cross and launch of transaction permitted during blackout provided expiration of exchange offer occurs at least five days after earnings release (cleansing event) – requires refiling of F-4 with updated financials
	Additional Transactions	• Other deSPACs are likely to transact in warrants through Q2/Q3 of 2023 – four warrant exchange transactions announced since May 2023

Source: Bloomberg, Company Filings

Warrant Exchange – Share Consideration vs Cash Tender

Setup

Shares & Warrants Outstanding	• 17.3mm total warrants outstanding • 46.918mm shares outstanding as of May 2023
Liquidity & Borrow	• ADTV of ~40k shares – Institutional investors face minimum liquidity requirements that prevent them from building a meaningful position in the stock • Extremely limited borrow – inability / costly to do various equity products (converts, derivatives, etc.)
Holders & Consent Threshold	• Clear line of sight to 65% consent threshold through March 13F filings • Overlap between common & warrant holders likely to result in less technical selling under share exchange
Illustrative Cash Tender and Share Consideration	• Bank of America believes a market clearing rate for a cash tender, share consideration and combination transaction **would not exceed** $1.90, 0.300 shares per-warrant, and 0.250 ratio + $1.00, respectively

Cash Tender for Warrants

- Status Quo: 17.3mm warrants, 46.9mm shares outstanding, limited trading volume and borrow availability
- Cost: $1.90 per warrant for $32.9mm paid in consideration, along with $1.6mm paid in total fees (includes counsel, no F-4)
- Pro Forma: Warrants eliminated, 46.9mm shares outstanding, no increase to trading volume or borrow availability, no change to cash position

Why it's Less Optimal

× Given current regulatory uncertainty, preservation of cash might be a corporate priority
× No incremental benefit to technical trading ailments IGIC is currently experiencing
× Less common than share consideration
× Some warrant holders hold IGIC common – likely prefer shares

Share Consideration for Warrants

- Status Quo: 17.3mm warrants, 46.9mm shares outstanding, limited trading volume and borrow availability
- Cost: 0.250 shares issued per warrant for 4.3mm shares issued, along with $1.75mm paid in fees (F-4 increases counsel cost)
- Pro Forma: Warrants eliminated, 51.2mm shares outstanding, increase in trading volume and borrow availability, no change to cash position

Why it's Optimal

✓ Maintains balance sheet strength
✓ Increases float by 37%
✓ Should see meaningful increase in trading volume
✓ Warrants holders that hold IGIC common likely to roll into current position, and may use transaction as catalyst to build
✓ 50% of new shares historically available for borrow (2.2mm)

Combination Transaction

- Status Quo: 17.3mm warrants, 46.9mm shares outstanding, limited trading volume and borrow availability
- Cost: 0.200 shares + $0.75 of consideration per warrant, totaling 3.5mm shares issued and $13mm paid, along with $1.75mm paid in fees (still requires F-4 registration)
- Pro Forma: Warrants eliminated, 50.4mm shares outstanding, increase in trading volume and borrow availability while reducing cash-on-hand

Why it's Semi-Optimal

± Reduces cash-on-hand while lowering share consideration paid to holders
± Less increase to float
± Less increase to trading volume
± Warrant holders that hold IGIC likely frustrated with cash consideration
± Less shares added to borrow

Source: Bloomberg, Company Filings as of June 2023

Illustrative Warrant Exchange Transaction

Terms of Existing Warrants

- IGIC Warrants: ~12.8mm public warrants / ~4.5mm private placement (PP) warrants/ totaling ~17.3mm warrants outstanding
- Current security prices of $9.24 per share and $0.68 per warrant ($11.50 strike, five-year tenor and $18.00 cap) – 0.074 implied ratio
- Warrant Agreement can be amended with 65% of warrants voting in favor – PP warrants not included in the 65% threshold
- IGIC could successfully exchange all of its outstanding warrants with consent from holders of ~8.3mm public warrants
- Top 10 holders of IGIC warrants account for ~72% of outstanding warrants as of 3/31 13F – Warrant and common ownership overlap

Proposed Transaction

- IGIC has an opportunity to extinguish all outstanding warrants through a public warrant exchange offer for consideration of common shares
- Transaction structured as share-for-warrant exchange with terms to be based on conversations with top warrant holders in confidential wall-cross
- Simultaneous launch of consent solicitation to amend the warrant agreement to attain certainty on full takeout

Approximate Outcome

- ~17.3mm of warrants eliminated (~12.8mm public warrants and ~4.5mm of private warrants)
- Assuming an exchange rate of 0.20-0.30 shares per full warrant, IGIC would end up issuing 3.5-5.2mm common shares
  - 2.6-3.9mm shares would likely be added to float with 0.9-1.3mm shares issued to SPAC sponsor
  - A warrant transaction conducted at a 0.20-0.30 rate would be accretive to IGIC shareholders if its share price exceeds $14-$15 at maturity in March of 2025 (using treasury stock methodology)
- Portion of short interest and future consumption of stock borrow released, with precedents suggesting ~50% of newly issued float to become part of stock loan availability (~1.3-2.0mm shares assuming new float of 2.6-3.9mm shares)
- Increase in public float (often resulting in increased common stock liquidity and trading volumes) – Less technical selling given holder overlap

IGIC Warrant Outcomes if No Action (1,2,3) and Outcome under Exchange (4)

1- Stock < $11.50 at Expiry	
Hypothetical Share Price	$11.49
Warrant Value	$0.00
Ratio	0.000
Shares Issued (mm)	0.0
Proceeds ($mm)	$0.0
Discount / Premium	0.0%
Dilution	**0.0%**

2- $11.50 < Stock < $18.00	
Hypothetical Share Price	$16.00
Warrant Value	$4.50
Ratio	0.281
Shares Issued (mm)	17.25
Proceeds ($mm)	$198.4
Discount / Premium	-28.1%
Dilution	**36.8%**

3- Stock > $18.00 Cashless Redemption	
Hypothetical Share Price	$18.00
Warrant Value	$6.50
Ratio	0.361
Shares Issued (mm)	6.23
Proceeds ($mm)	$0.0
Discount / Premium	-36.1%
Dilution	**13.3%**

4- Illustrative Warrant Exchange	
Share Price	$9.24
Hypothetical Warrant Value	$2.31
Ratio	0.250
Shares Issued (mm)	4.31
Proceeds ($mm)	$0.0
Discount / Premium	239.7%
Dilution	**9.2%**
Breakeven (Treasury Stock)	**$15.33**

Warrant Pricing Matrix

Warrant Value	Exchange Rate	Implied Volatility	Warrant Premium	Shares Issued	Exchange Dilution	Dilution at Expiry (1)	Diff
$0.68	0.074	28.1	-	-	-	-	-
$1.16	0.125	39.1	69.9%	2.16	4.6%	36.8%	-32.2%
$1.39	0.150	44.8	103.8%	2.59	5.5%	36.8%	-31.3%
$1.62	0.175	51.1	137.8%	3.02	6.4%	36.8%	-30.3%
$1.85	0.200	58.3	171.8%	3.45	7.4%	36.8%	-29.4%
$2.08	0.225	66.7	205.7%	3.88	8.3%	36.8%	-28.5%
$2.31	0.250	77.0	239.7%	4.31	9.2%	36.8%	-27.6%

Current Trading

Technical Valuation if not Dislocated (based on historical vol of 39)

Likely Range of Outcomes

Source: Bloomberg as of 6/5/2023; Note: Assumes no anti-dilution provisions and no amendment to warrant agreement prior to expiration of warrants

(1) Assumes physical settlement of warrants, or outcome 2 from above ($11.50 < Stock < $18.00)

Warrant Exchange Illustrative Timeline – Fast Path

June 2023

Sun	Mon	Tue	Wed	Thu	Fri	Sat
				1	2	3
4	5	6	7	8	9	10
11	12	13	14	15	16	17
18	19	20	21	22	23	24
25	26	27	28	29	30	

July 2023

Sun	Mon	Tue	Wed	Thu	Fri	Sat
2	3	4	5	6	7	8
9	10	11	12	13	14	15
16	17	18	19	20	21	22
23	24	25	26	27	28	29
30	31					

August 2023

Sun	Mon	Tue	Wed	Thu	Fri	Sat
		1	2	3	4	5
6	7	8	9	10	11	12
13	14	15	16	17	18	19
20	21	22	23	24	25	26
27	28	29	30	31		

Company Blackout | Market Holiday | Organizational Meeting | Prep Materials for Exchange | Wall Cross Investors | Launch Exchange Offer

Exchange Offer Period | Amend w/o Extend Cutoff | IGIC Earnings Release | Re-File F-4 w/ Q2 Numbers | Expiration (Midnight) | Settlement of Offer

Date	Actions	Responsible Parties
June 15	• Company blackout period commences	• IGIC, CC
June 20	• Organizational meeting, align counsels on drafting of key documents, including Wall-cross scripts, EL, etc.	• All
June 20 – July 21	• Discuss consideration / form of offer to repurchase outstanding IGIC Warrants • Engage counsel, depository, information agent and printer • Commence preparation of Offering Documentation, press release, and summary advertisement • Prepare Dealer Manager Agreement • Prepare and circulate Schedule TO questionnaire to offices, directors and other insiders requesting information concerning transactions in Company warrants • Circulate, review, and revise F-4 Prospectus/Offer to Exchange and ancillary documents to working group • Draft 10b-5 opinions, diligence questionnaire, and comfort letters required given issuance of equity securities • Receive first printers proofs: review and finalize	• IGIC, BofA • All • All • CC, BC • BofA, BC • CC, BC, BofA • BC, CC • All
July 24 – July 26	• Formally wall-cross investors and commence negotiation	• BofA, IGIC
July 26	• Signing of support agreements by investors, signaling institutional validation of the exchange ratio and exchange • Memorialize inclusion of private placement of warrants	• BofA, BC, CC • BofA, BC, CC

Date	Actions	Responsible Parties
July 27	• Press release announcing transaction (pre-market open) • File Schedule TO and F-4 Registration with SEC • Commencement of offer: mailing of offering materials	• Info Agent • BC, CC • BC, CC
July 27 – August 23	• Solicitation of remaining warrant holders; Failure to tender by remaining warrant holders will still result in tendering at a 10% discounted rate • Conversations with Information Agent and Depository to receive updates to tendered warrants and status of process • Respond to questions from warrant holders • Respond to comments from SEC on F-4	• Info Agent, BofA • BofA, IGIC • BofA, CC, BC • CC, BC
August 15	• Company projected earnings release	• IGIC, CC
August 16	• Re-file F-4 with updated financials & comfort letters	• IGIC, CC
Prior to Expiration	• SEC declares registration statement effective	• IGIC, CC
August 23	• Upon receipt of guaranteed deliveries, determine total acceptance rate on warrants at each respective rate • Issue press release announcing final results • Amend warrant agreement	• IGIC, CC, BC • IGIC, CC, BC • IGIC, CC, BC
On or around August 28	• Settlement of exchange offer; deliver IGIC shares and retire all outstanding public (and private) warrants	• IGIC, CC, BC

IGIC: International General Insurance CC: Company Counsel BC: Bank Counsel BofA: Bank of America Securities

Note: Subject to blackout restrictions and counsel comfort on timing of transaction

Overview of Process for Warrant Exchange

Timing	Process	Details	Responsible Parties
T – 2 Weeks	• Price and structure determination	• BofA and Company determine desired structure of transaction including form of consideration (shares, cash, or mix) • Board grants approval to proceed with a potential a transaction subject to range of potential premiums	• BofA, Company, CC, BC
T – 2 to 4 Weeks to T	• Preparation of Documentation	• Key documents include: – Prospectus/Offer to Exchange – Letter of Transmittal and Consent – Press Release – Summary Advertisement – 10b-5 opinions – Diligence questionnaire – Comfort letters – Wall-cross Script – Dealer Manager Agreement	• BofA, Company, CC, BC
T – 3 Business Days	• Confidential Wall-Cross	• Confidentially wall-cross 5-10 holders of warrants to pre-sound views of structure and pricing • Following discussions, determine if investor feedback regarding terms are aligned with management and board expectation – If pricing feedback is not conclusive, Company can elect not to proceed with any exchange offer • If pricing feedback is palatable, incorporate final structure into documentation and proceed with execution	• BofA, Company
T	• Announce transaction	• File relevant documents with SEC • Solicitation of warrant holders • SEC begins review of F-4 prospectus	• BofA, Company, CC, BC
T + 20 Business Days	• Expiration of Exchange Offer	• Last day for investors to exchange their warrants • Assuming SEC has declared F-4 effective, exchange offer	• BofA, Company, CC, BC
T + ~22 Business Days	• Settlement of Exchange Offer	• Company shares are delivered • Warrants tendered for exchange are retired • If >65% of warrant holders submitted consent, remaining holders are forced to convert into 10% fewer Company shares than was offered in Exchange offer	• BofA, Company, CC, BC

CC: Company Counsel   BC: Bank Counsel   BofA: BofA Securities

Document Overview of Warrant Exchange

Document	Details	Responsible Parties	Prep Time
Schedule TO / F-4	• Tender Offer Statement on Schedule TO, a required SEC filing for an exchange/tender offer; a partner offering doc to the prospectus • Required by issuers to register the securities in connection with the exchange offer; the prospectus will be included, herein	• BC, CC, BofA, IGIC	• Two – Four Weeks
Engagement Letter	• Defines the relationship between Company and Bank as dealer manager, including the scope of the work to be done and fee arrangement	• BC, CC, BofA, IGIC	• One – Two Weeks
Dealer Management Agreement	• Agreement between the dealer manager and the Company appointing the dealer manager for the exchange and fee arrangement	• BC, CC, BofA, IGIC	• One – Two Weeks
Warrant Agreement Amendment	• Amendment to original warrant agreement, reflecting mandatory conversion ability by the company subject to greater than 65% consent by public warrant holders (mandatory at a rate that is 10% worse to non-tendering holders)	• BC, CC, BofA	• One – Two Weeks
Tender & Support Agreement	• Agreement between the Company and holders of the public warrants wherein the holders agree to exchange their warrants pursuant to the terms of the warrant exchange	• BC, CC, BofA	• One – Two Weeks
Wall Cross Script	• Standard investor script for use in wall-crossed offerings. Legally defines parameters for bringing investors "over the wall“ (sharing MNPI, subject to certain conditions)	• BC, CC, BofA	• One – Two Weeks
Press Releases	• Boilerplate press release announcing launch and closing of warrant exchange with applicable facts / outcomes, including disclosure of signed support agreements	• BC, CC, BofA, IGIC	• One Week
FINRA Questionnaires	• Used in registered securities offerings to help collect and verify information relating to underwriter compensation and conflicts of interest from the underwriters of the Offering	• BC, BofA	• One Day
Diligence	• Complete and appropriate review of documentation and facts by all agents before purchasing, offering or transacting with a prospect and or business entity	• BC, CC, BofA, IGIC	• Ongoing
Opinions / 10b5	• States that, based on counsel's review of specified documents and their participation in discussions and meetings relating to the securities offering, nothing has come to their attention that has caused material concern	• BC, CC, BofA, IGIC	• Ongoing

CC: Company Counsel BC: Bank Counsel BofA: BofA Securities

IGI

Disclosed Warrant Management Fee Precedents

Warrant Exchange / Management Precedents with Disclosed Fees – Fees payable to counsel have ranged from *** and are not included in the below figures

Announcement Date	Close Date	Company	Dealer Manager	Type of Transaction	Number of Warrants Outstanding	Fee ($mm) (Payable to Bank)
5/19/2023	6/16/2023	Granite Ridge Resources	BofA	100% stock exchange offer	10,349,975	$1.75
5/12/2023	6/9/2023	Tim Hortons China	BofA	100% stock exchange offer	22,900,000	***
5/5/2023	6/2/2023	Alvarium Tiedemann	Oppenheimer	100% stock exchange offer	19,892,387	$1.25
11/18/2022	12/19/2022	Target Hospitality	BofA	100% stock exchange offer	10,833,215	***
11/18/2022	12/16/2022	Genius Sports	BofA	100% stock exchange offer	7,668,381	***
11/18/2022	12/16/2022	OPAL Fuels	BofA	100% stock exchange offer	15,446,494	$1.25
9/9/2022	10/7/2022	AMEX GBTG	BofA	100% stock exchange offer	39,451,134	***
8/25/2022	9/22/2022	REE Automotive	BofA	100% stock exchange offer	15,600,000	$1.25
8/18/2022	9/20/2022	Chesapeake Energy	Citi, Cowen, Intrepid	100% stock exchange offer	33,312,387	$5.6
8/17/2022	9/14/2022	MarketWise, Inc.	BofA	100% stock exchange offer	30,980,000	***
5/26/2022	6/30/2022	Vivid Seats	Evercore	100% stock exchange offer	24,600,000	$2.00
5/20/2022	6/17/2022	Babylon	BofA	100% stock exchange offer	14,500,000	$1.25
11/18/2021	12/21/2021	Billtrust	BofA	100% stock exchange offer	12,500,000	$1.25
8/13/2021	9/15/2021	Paya	Evercore	100% stock exchange offer	17,714,945	$1.25
10/19/2020	11/18/2020	Atlas Technical Consultants	BofA	100% stock exchange offer	23,750,000	***
8/6/2020	9/4/2020	Ranpak	Evercore	100% stock exchange offer	20,108,741	$1.00
6/7/2019	7/10/2019	Magnolia Oil & Gas	Deutsche Bank	100% stock exchange offer	21,666,650	$1.13
11/8/2018	12/11/2018	Willscot Corporation	Deutsche Bank	100% stock exchange offer	50,899,693	$1.40

Source: Bloomberg as of June 2023

Denotes BofA Led Transaction

Proposed Fee Structure

Bank of America is committed to being a trusted partner to IGIC with the warrant exchange representing a small step in a larger relationship

Objectives	• Retirement of all outstanding warrants through a public exchange offer • Efficient timeline, maximizing resources while minimizing distractions to IGIC leadership team • Investor dialogue and feedback – providing IGIC with meaningful buy-side analysis • Ridding company of dilutive overhang and SPAC moniker associated with outstanding warrant position • Signal to market company's view of undervalued stock and future share price appreciation • Increase float, liquidity and borrow while eliminating mark-to-market valuation associated with warrants
Bank Role	• Dealer manager on registered F-4 issuance of shares for exchange of warrants • Coordination of process with counsels, ensuring appropriate documentation and timing • Ongoing dialogue with board, investors and other relevant constituents • Analysis of derivative valuation using Black-Scholes, underlying liquidity, precedent transactions, etc. • Negotiation with public warrant holders on a market clearing rate – signing of support agreements prior to public launch of the warrant exchange transaction to mitigate risk to the Company

Fee Proposal	• Sole Dealer Manager (with complementary IR advisor at company option)
	• Initial Fixed Fee of *** (contingent on full takeout of warrants)
	• *** deferred fee owed *** post settlement of exchange offer if not earned in subsequent advisory or underwriter fees
	    • Pro-rated fees if full takeout of warrants not achieved
	    • Timing of initial fee can be broken up, provided full *** paid by ***
	    • Deferred fee reduced by advisory or underwriting fees leading into *** expiry
	***
	    ***
	        ***

Standard Terms and Conditions	• Reimbursement of legal fees subject to $200k cap • *** for out-of-pocket expenses • Capital markets engagement tail for *** • Standard indemnification provisions • Subject to standard follow-on diligence, comfort letter and opinions

Proposal as of June 7, 2023